Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of May 24, 2016, by and among CURRENCY MOUNTAIN HOLDINGS BERMUDA, LIMITED, a Bermuda limited company (“Seller”) on one hand, and NUKKLEUS INC., a Delaware corporation (“Purchaser”), NUKKLEUS LIMITED, a Bermuda limited company and wholly-owned subsidiary of Purchaser (“Subsidiary”) and Charms Investments Ltd., the majority shareholder of the Purchaser (the “Majority Shareholders”) on the other hand.

BACKGROUND

WHEREAS, Purchaser through Subsidiary desires to purchase certain of Seller’s assets, properties and related rights, and Seller desires to sell such assets, properties and related rights on the terms and subject to the conditions set forth in this Agreement (the “Purchase”).

WHEREAS, the Board of Directors of the Purchaser, the Subsidiary, the Majority Shareholder and the Seller have each approved this Agreement and the transactions contemplated and described hereby, including, without limitation, the Purchase.

WHEREAS, it is intended that the sale of the Acquired Assets (as defined below) by the Seller shall qualify for United States federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section in each case:

“Acquired Assets” means all of Seller’s and its affiliates’ right, title, and interest in certain of Seller’s assets, properties and related rights of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether such assets are real, personal or mixed, tangible or intangible, all as set forth on Schedule 1.1.

“Affiliate” of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person (and includes without limitation all shareholders of such Person).

“Authority” means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, option or other encumbrance (including without limitation the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Equipment” means all of Sellers right, title and interest in and to the hardware, software, furniture, machinery, equipment, tools, spare parts and other tangible property listed on Schedule 1.1.

 “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, option or other encumbrance (including without limitation the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Person” means an individual, a corporation, a partnership, an association, an Authority, a trust or other entity or organization.

“Taxes” means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, excise, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

ARTICLE 2
THE TRANSACTION

2.1           Sale and Purchase of Assets.  Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 2.2 below, Seller shall (and shall cause each of its respective Affiliates to) sell, assign, transfer, deliver and convey to Subsidiary the Acquired Assets, free and clear of all Liens of every kind, nature and description except as set forth in this Agreement for the Purchase Price specified below in Section 2.3.

2.2           Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets as contemplated herein (the “Closing”) shall take place at the Fleming PLLC, 49 Front Street, Suite 206, Rockville Centre, NY, 11570 at 10:00 a.m. local time, on May 13, 2016. The date and time on which the Closing occurs is hereinafter referred to as the “Closing Date.”

2.3           Purchase Price.  Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser for the purchase of the Acquired Assets (the “Purchase Price”) shall be (a) 48,400,000 shares of common stock of the Purchaser, $0.0001 par value per share (the “Shares”).  The Shares are being issued under Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act and, as a result, the certificate representing the Shares shall be affixed with the appropriate restrictive legend in accordance with the Securities Act.

The Purchaser acknowledges that the certificate representing the Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND
THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.

2.4           No Assumption of Liabilities.  Except as set forth in this Agreement, all liabilities and obligations of Seller shall be retained by the Seller.

2.5           Deliveries and Proceedings at Closing.  Subject to the terms and conditions of this Agreement, at the Closing:

(a)           Deliveries to Subsidiary.  Seller will deliver or cause to be delivered to Subsidiary:

(i)         a Bill of Sale for the Acquired Assets, as reasonably satisfactory to the Purchaser.

(ii)           A certificate executed by the manager of Seller dated as of the Closing, certifying the effectiveness of the resolutions of the members of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.

(iii)           all such other documents and certificates as the Purchaser or its counsel shall reasonably request.

(b)           Deliveries By Purchaser to Seller.  Purchaser will deliver to Seller:

(i)           The Shares, which are required to be delivered within three (3) days of Closing; and

(ii)           all such other documents and certificates as Seller or its counsel shall reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each of Purchaser, the Subsidiary and Majority Shareholder, jointly and severally represent and warrant to Seller as follows:

3.1           Qualification.  Purchaser and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Bermuda, respectively, and have all requisite power and authority to own, lease and operate the assets and properties now owned and leased by Purchaser and Subsidiary, including the Acquired Assets and their respective businesses, as and where presently being conducted.  Purchaser and Subsidiary are qualified to do business and are in good standing as foreign corporations in all jurisdictions as applicable, wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Purchaser taken as a whole (the “Condition of the Purchaser”).

3.2           Capitalization of the Purchaser.  The authorized capital stock of the Purchaser 300,000,000 shares of Purchaser’s common stock, $.0001 par value (the “Common Stock”), with 166,535,100 shares of Common Stock currently issued and outstanding and such shares are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. The offer, issuance and sale of such shares of Purchaser’s Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Purchaser’s Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law. The Purchaser has no outstanding options, rights or commitments to issue Purchaser’s Common Stock or other Equity Securities (as defined below) of the Purchaser, and there are no outstanding securities convertible or exercisable into or exchangeable for Purchaser’s Common Stock or other Equity Securities of the Purchaser. For purposes of this Agreement, “Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money (as defined below)) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

3.3           Indebtedness.   The Purchaser has no Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness that represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Purchaser, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money or (c) all such Indebtedness guaranteed by the Purchaser or for which the Purchaser is otherwise contingently liable. Furthermore, for purposes of this Agreement, “Indebtedness” shall mean any obligation of the Purchaser which, under generally accepted accounting principles in the United Stated (“GAAP”), is required to be shown on the balance sheet of the Purchaser as a liability. Any obligation secured by a mortgage, pledge, security interest, encumbrance, Lien or charge of any kind, shall be deemed to be Indebtedness, even though such obligation is not assumed by the Purchaser.

3.4           Purchaser Stockholders.   The Purchaser has delivered a true and complete list of the names of the record owners of all of the outstanding shares of Purchaser’s Common Stock and other Equity Securities of the Purchaser as of May 16, 2016, together with the number of securities held or to which such Person has rights to acquire. There is no voting trust, agreement or arrangement among any of the beneficial holders of Purchaser’s Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Purchaser’s Common Stock.

3.5           Corporate Acts and Proceedings.  The execution, delivery and performance of this Agreement, has been duly authorized by the Board of Directors of the Purchaser and the Subsidiary, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Agreement and the consummation of the Purchase have been validly and appropriately taken.

3.6           Binding Obligations.  The Agreement and the Purchase constitute the legal, valid and binding obligations of the Purchaser and the Subsidiary and are enforceable against the Purchaser in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.7           Financial Statements.  Seller has previously been provided with the Purchaser’s (i) audited balance sheet (the “Balance Sheet”) as of September 30, 2015 (the “Purchaser Balance Sheet Date”), (ii) audited statements of operations and accumulated deficits and cash flows for the period of inception to September 30, 2015, (iii) unaudited balance sheet as of December 31, 2015, and (iv) unaudited statements of operations and accumulated deficits and cash flows for the three months ended December 31, 2015 and December 31, 2014. Such financial statements are collectively referred to as the “Financial Statements”. The Financial Statements (a) are in accordance with the books and records of the Purchaser, (b) present fairly in all material respects the financial condition of the Purchaser at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a basis consistent with prior accounting periods.

3.8           Absence of Undisclosed Liabilities. The Purchaser and the Subsidiary have no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing.

3.9           Changes.  Since the Purchaser Balance Sheet Date, the Purchaser and the Subsidiary have not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Purchase and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Purchaser Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Purchaser, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Purchaser other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Balance Sheet or its statement of income for the period ended on the Purchaser Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $50,000 in the aggregate or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.10           Authorization and Enforceability.  Purchaser and Subsidiary have full corporate power and corporate authority to make, execute, deliver and perform this Agreement and all other agreements and instruments to be executed by Purchaser and Subsidiary in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the “Transaction Documents”), and the execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser and Subsidiary have been duly authorized by all necessary corporate action on the part of Purchaser and Subsidiary including shareholder approval. This Agreement has been, and as of the Closing Date the Transaction Documents will be, duly executed and delivered by Purchaser and Subsidiary. This Agreement is, and as of the Closing Date the Transaction Documents will be, the legal, valid and binding obligations of Purchaser and Subsidiary enforceable against Purchaser and Subsidiary in accordance with its respective terms. Except with respect to the consents to be delivered pursuant to Section 2.5(a) hereof, no approval, authorization or consent of any other third party (including any governmental authority) is required in connection with the execution and delivery by Purchaser and Subsidiary of this Agreement and the consummation of the Transaction Documents contemplated hereby.

3.11           No Pending Litigation or Proceedings.  There are no actions, suits, investigations or proceedings (public or private) pending against or, to the best of Seller’s knowledge, threatened against or affecting any of the Acquired Assets or that question the validity of this Agreement or any action taken or to be taken by Seller in connection with the consummation of the Transaction Documents before any court or arbitrator or Authority. There are currently no outstanding judgments, decrees, settlement agreements or orders of any court or Authority against Seller, or any Affiliate of Seller, affecting or naming Seller or which relate to or arise out of the ownership or license of the Acquired Assets.

3.12           Consents.  No consent, approval or authorization of, or registration or filing with, any Person is required to be obtained or received by Purchaser and Subsidiary in connection with the execution and delivery of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Purchaser and Subsidiary.

3.13           No Conflicts.  Neither the execution and delivery by Purchaser and Subsidiary of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of Purchaser’s and Subsidiary’s articles of incorporation or by-laws; (ii) violate any statute, law, rule or regulation applicable to Purchaser and Subsidiary or any order, writ, injunction or decree of any court or governmental authority applicable to Purchaser and Subsidiary or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) or result in the creation of any Lien on any of the properties or assets of the Purchaser and Subsidiary pursuant to any agreement, indenture, mortgage, lease, contract or other instrument to which Purchaser and Subsidiary are parties or by which they or their respective assets, may be bound or affected (whether written or oral).

3.14           Intentionally Left Blank.

3.15           Taxes.  Purchaser and Subsidiary have (a) timely filed all returns and reports for Taxes, including information returns, that are required to have been filed by them with the appropriate authority, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports including any penalties, deficiencies, interest or other charges or claimed to be due, and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received.  There are no extensions of time within which to file any tax reports or returns and there are no examinations or audits pending or unresolved examinations or audit issues with respect to Purchaser’s and Subsidiary’s federal, state or local tax returns.  There are no pending claims or proceedings relating to, or asserted for, taxes, penalties, interest, deficiencies or assessments against Purchaser and Subsidiary.  Purchaser and Subsidiary have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to employees, consultants, independent contractors or other persons.

3.16           Brokerage.  Purchaser and Subsidiary have not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

3.17           Compliance with Law. Purchaser and Subsidiary have been and are in compliance with all applicable laws, regulations and other requirements of all federal and state governmental authorities, and all municipalities and other political subdivisions and agencies thereof that have jurisdiction over Purchaser and Subsidiary.

3.18           Licenses, Permits and Agreements.  To the best of Purchaser’s knowledge, there are no presently existing leases, agreements, permits, consents, approvals, licenses, contracts or commitments, whether written or oral (collectively “Documents”), which are required to lawfully conduct the business of the Purchaser.

3.19           Reports.  To the best of Purchaser’s knowledge, all material reports, schedules and/or returns of any administrative agency of the Federal, or any State or local governments required to have been filed in connection with the business of the Purchaser and/or the Purchaser’s assets have been properly filed and all charges, fees and other payments shown by such reports, schedules and/or returns to be due and payable by Purchaser required to have been paid, have been paid. Neither Purchaser nor the Majority Shareholder are a party to any administrative proceeding before any governmental agency which governs the business of the Purchaser or pertaining to the Purchasers assets, nor is any administrative order pending as to any such agency.

3.20           Liabilities.  As of the Closing Date, Purchaser will have paid all amounts, or shall continue to be responsible to pay all amounts due or owing by Purchaser to third parties, including all employees, contractors, suppliers, professionals and the like resulting in no liabilities for the Purchaser as of the Closing Date.

3.21           No Defaults.  The Purchaser is not in material default and Purchaser has not received any notice of any default, under any loan, lease, agreement or contract, nor has any event occurred which, with the passage of time or the giving of notice, would constitute a material default by Purchaser or by any other party thereto under any such loan, lease, agreement or contract.

3.22           Assets and Contracts.   The Purchaser is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Purchaser. The Purchaser is not a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Purchaser to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) lease or agreement under which the Purchaser is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $5,000 per year, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Purchaser or any present or former officer, director or stockholder of the Purchaser, (viii) agreement obligating the Purchaser to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act or (xi) collective bargaining agreement.  For purposes of this Agreement, an “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

3.23           Employment Relations.  The Purchaser has no outstanding obligations, debts or liabilities (including, without limitation, accrued vacation or other benefits) owing to any employees of the Purchaser or any pension trusts related to such employees.  There are no disputes ongoing with any of Purchaser’s employees.  There are no promises to increase the salaries or benefits of any of the employees.

3.24           Personnel.  The Purchaser has complied in all material respects with all laws relating to the employment of labor, and the Purchaser has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of compensation to personnel, the Purchaser is not under any obligation or liability to any officer, director, consultant or staff member of the Purchaser.

3.25           No Adverse Prospects.  The Purchaser (i) has not engaged in, nor has any knowledge of any other person who has engaged in, any impropriety, undue influence or unlawful activity on behalf of the Purchaser, which would adversely affect the business results, prospects or reputation of the Purchaser, (ii) is not aware of any circumstance or condition which would adversely affect this transaction, the business of the Purchaser or Purchaser’s ability to conduct the business prior to and following the Closing Date, or (iii) has no knowledge of any claims or liabilities of any nature, other than usual and customary accounts payable, against or of the Purchaser.

3.26           No Judgments.  There are no outstanding, unsatisfied or threatened judgments against the Purchaser or the Majority Shareholder.

3.27           Intentionally Left Blank.

3.28           Disclosure.  (a)  No representation or warranty by Purchaser in this Agreement or any Schedule or Exhibit hereto, or any statement, list or certificate furnished or to be furnished by Purchaser pursuant to this Agreement contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make the statements contained herein or therein not misleading or necessary in order to provide Purchaser with complete information as to the condition of the Acquired Assets.

3.29           Intentionally Left Blank.

3.30           Questionable Payments.  Neither the Purchaser nor any director, officer or, to the knowledge of the Purchaser, agent, employee or other Person associated with or acting on behalf of the Purchaser, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.31           Obligations to or by Stockholders.   The Purchaser has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Purchaser.

3.32           Disclosure.  There is no fact relating to the Purchaser that the Purchaser has not disclosed to Seller in writing that has had or is currently having a material and adverse effect or, insofar as the Purchaser can now foresee, will materially and adversely affect the Condition of the Purchaser. No representation or warranty by the Purchaser herein and no information disclosed in the schedules or exhibits hereto by the Purchaser contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

4.1           Organization, Good Standing and Qualification.  Seller is a limited company duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite power and authority to own, lease and operate the Acquired Assets and its respective business as and where presently being conducted.

4.2           Authorization and Enforceability.  Seller has full corporate power and corporate authority to make, execute, deliver and perform this Agreement and the Transaction Documents to which Seller is a party, and the execution, delivery and performance of this Agreement and the Transaction Documents by Seller have been duly authorized by all necessary corporate action on the part of Seller including, if necessary, shareholder approval. This Agreement has been, and as of the Closing Date the Transaction Documents will be, duly executed and delivered by Seller. This Agreement is, and as of the Closing Date the Transaction Documents will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its respective terms.

4.3           Consents.  No consent, approval or authorization of, or registration or filing with, any Person is required of Seller in connection with the execution and delivery of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Seller, the failure to obtain or make which, individually or in the aggregate, could reasonably be expected to (a) have a material adverse effect; or (b) prevent Purchaser or Seller from consummating the transactions contemplated by this Agreement or the Transaction Documents.

4.4           Compliance with Law. Seller has been and is in compliance with all applicable laws, regulations and other requirements of all federal and state governmental authorities, and all municipalities and other political subdivisions and agencies thereof that have jurisdiction over Seller.

4.5           Licenses, Permits and Agreements.  To the best of Seller’s knowledge and except for various permits needed to operate the mine, there are no presently existing leases, agreements, permits, consents, approvals, licenses, contracts or commitments, whether written or oral (collectively “Documents”), which are required to lawfully conduct the business of the Seller.

4.6           Reports.  To the best of Seller’s knowledge, all material reports, schedules and/or returns of any administrative agency of the Federal, or any State or local governments required to have been filed in connection with the business of the Seller and/or the Acquired Assets have been properly filed and all charges, fees and other payments shown by such reports, schedules and/or returns to be due and payable by Seller required to have been paid, have been paid. Seller is not a party to any administrative proceeding before any governmental agency which governs the business of the Seller or pertaining to the Acquired Assets, nor is any administrative order pending as to any such agency.

4.7           Brokerage.  The Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.

4.8           Intentionally Left Blank.

4.9           Title to Acquired Assets.  Subject to the Liens described on Schedule 1.1, Seller is the sole and exclusive legal owner of all right, title and interest in and has good title to all of the Acquired Assets, free and clear of all Liens.

4.10           Marketable Title.  Seller will convey the Aquired Assets to the Subsidiary pursuant to Section 2.5(a) of this Agreement.  To Seller’s knowledge, there are no outstanding or unsatisfied judgments against Seller or Majority  Shareholder other then as set forth in this Agreement.

4.11     Binding Obligations.  The Agreement and the Purchase constitute the legal, valid and binding obligations of the Seller and are enforceable against the Seller in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

 4.13 Absence of Undisclosed Liabilities. To the knowledge of the Seller, the Seller and its affiliates have no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except by the specific terms of any written agreement, document or arrangement identified herein.

4.15           No Pending Litigation or Proceedings.  There are no actions, suits, investigations or proceedings (public or private) pending against or, to the best of Seller’s knowledge, threatened against or affecting any of the Acquired Assets or that question the validity of this Agreement or any action taken or to be taken by Seller in connection with the consummation of the Transaction Documents before any court or arbitrator or Authority. There are currently no outstanding judgments, decrees, settlement agreements or orders of any court or Authority against Seller, or any Affiliate of Seller, affecting or naming Seller or which relate to or arise out of the ownership or license of the Acquired Assets.

4.16   No Conflicts.  To the knowledge of the Seller, neither the execution and delivery by Seller or its affiliates of this Agreement nor the consummation by it of the transactions contemplated hereby will: (i) conflict with or result in a breach of Seller’s and its affiliates’ certificate of formation or operating agreement; (ii) violate any statute, law, rule or regulation applicable to Seller and its affiliates or any order, writ, injunction or decree of any court or governmental authority applicable to Seller and its affiliates  or (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) or result in the creation of any Lien on any of the properties or assets of the Seller and its affiliates pursuant to any agreement, indenture, mortgage, lease, contract or other instrument to which Seller and its affiliates are parties or by which they or their respective assets, may be bound or affected (whether written or oral).

4.17           Intentionally left blank.

4.19 No Defaults.  To the knowledge of the Seller, the Seller is not in material default and Seller has not received any notice of any default, under any loan, lease, agreement or contract, nor has any event occurred which, with the passage of time or the giving of notice, would constitute a material default by Seller or by any other party thereto under any such loan, lease, agreement or contract.

4.20 Assets and Contracts.   To the knowledge of the Seller, the Seller is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Seller. The Seller is not a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (ii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Seller to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) lease or agreement under which the Seller is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $5,000 per year, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Seller or any present or former officer, director or stockholder of the Seller, (viii) agreement obligating the Seller to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act or (xi) collective bargaining agreement.

4.23      No Adverse Prospects.  The Seller (i) has not engaged in, nor has any knowledge of any other person who has engaged in, any impropriety, undue influence or unlawful activity on behalf of the Seller, which would adversely affect the business results, prospects or reputation of the Seller, (ii) is not aware of any circumstance or condition which would adversely affect this transaction, the business of the Seller or Seller’s ability to conduct the business prior to and following the Closing Date, or (iii) has no knowledge of any claims or liabilities of any nature, other than usual and customary accounts payable, against or of the Seller.

4.24 No Judgments.  To the knowledge of the Seller, there are no outstanding, unsatisfied or threatened judgments against the Seller or its affiliates.

 4.25           Intentionally left blank

4.26   Disclosure.  (a)  No representation or warranty by Seller in this Agreement or any Schedule or Exhibit hereto, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement contains or shall contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make the statements contained herein or therein not misleading or necessary in order to provide Seller with complete information as to the condition of the Acquired Assets.

ARTICLE 5
COVENANTS

5.1           Further Action and Covenants.  After the date hereof, each party hereto shall, at its own expense and upon the request of another party hereto, take the actions to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to perfect the transactions contemplated herein and to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.  Each party shall cooperate with the other’s reasonable requests as they relate to the Acquired Assets being sold hereunder after the Closing Date.

5.2           Certain Taxes and Expenses.  Seller shall be responsible solely for the payment or discharge of all federal, state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes with respect to the sale of the Acquired Assets.  Whether or not the transactions contemplated by this Agreement are consummated, Seller and Purchaser shall each bear their respective investment banking, accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

5.3           Access to Information.  Seller and Purchaser shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets (whether in the possession of Seller or Purchaser). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets shall be destroyed by any party for a period of six years after the Closing Date (which period shall be extended upon the reasonable request of either party) without giving the other party at least 30 days’ prior written notice, during which time such other party shall have the right (subject to the provisions of the next succeeding paragraph) to examine and to remove any such files, books and records prior to their destruction.  The access to files, books and records contemplated by this Section shall be during normal business hours and upon not less than two days’ prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

5.4           Indemnification.  Seller and Purchaser agree as follows:

(a)           General Indemnification Obligations.

(i)           The Purchaser, Subsidiary, the Majority Shareholder and any of their successors and assigns (collectively, “Indemnitors”) shall indemnify and hold harmless Seller and its directors, officers and Affiliates from and against any and all Damages arising out of or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement or in any agreement or certificate furnished or to be furnished to Seller by or on behalf of Purchaser pursuant hereto or in connection with the transactions contemplated hereby.  In addition to any rights of offset or setoff that Seller may have at common law or otherwise, any indemnification obligations hereunder of the Indemnitors to the Seller or any other indemnitee may, in the sole discretion of Seller, be offset or setoff by Seller against any shares of common stock held by the Majority Stockholder whereby the shares of common stock held by the Majority Stockholder may be cancelled if such indemnification event occurs.

(ii)           Seller shall indemnify and hold harmless Purchaser and its directors, officers, shareholders and Affiliates from and against any and all Damages arising out of or resulting from any misrepresentation or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any agreement or certificate furnished or to be furnished to Purchaser by or on behalf of Seller pursuant hereto or the transactions contemplated hereby.

(iii)           For purposes of this Agreement, “Damages” shall mean any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages (including any fines, penalties or punitive damages, costs of investigation, clean-up, remediation, bodily injury, death and property damage, costs of shutdown, diminution in operations, product withdrawals or discontinuance of distribution of products), settlements, deficiencies, interests, costs and expenses (including reasonable attorneys’ fees, court costs and other expenses incurred in investigating, preparing or defending any of the foregoing or in enforcing rights hereunder) actually suffered or actually incurred (collectively, the “Losses”) as and when incurred or suffered.

(b)           General Indemnification Procedures.

(i)           The Seller or Purchaser seeking indemnification pursuant to this Section  (an “Indemnified Party”) shall give prompt notice to the other party (either Purchaser its successors and assigns or Seller, respectively) from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), to assume the defense of such Third Party Claim.

(ii)           The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

(iii)           The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(iv)           Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

5.5           Intentionally left blank.

5.6           Further Assurances:  Seller and Purchaser agree as follows:

(a)           From and after the Closing Date, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as Purchaser may reasonably request in order to more effectively convey, transfer and assign the Acquired Assets to Purchaser.

(b)           From and after the Closing Date Purchaser shall from time to time, at the request of Seller and without further cost or expense to Seller, execute and deliver or cause to be executed and delivered such other instruments of conveyance and transfer as Seller may reasonably request in order to more effectively convey, transfer and assign the Acquired Assets to Purchaser.

ARTICLE 6
MISCELLANEOUS

6.1           Dispute Resolution.  Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled exclusively by arbitration.  Such arbitration shall be conducted before a single arbitrator with at least five (5) years experience in the foreign exchange trading services industry and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in New York County, New York, New York.  Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of such courts for that purpose.  The parties hereto (collectively, the "Parties" each a "Party") waive personal service in connection with any such arbitration. All decisions of the arbitrator shall be final and binding on the Parties.  The Parties shall equally divide all costs of the American Arbitration Association and the arbitrator.  Each Party shall bear its own legal fees in any dispute.  The arbitrator may grant injunctive or other relief.

6.2           Construction.  Purchaser and Seller have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Purchaser and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception for a specific representation and warranty is described on the Schedule with reasonable particularity.

6.3           Nature and Survival of Representations.  All representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement or any exhibit or schedule hereto or any certificate or other document delivered pursuant to this Agreement shall survive the Closing without limitation.

6.4           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, telegram or by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Seller, to:

Currency Mountain Holdings Bermuda, Limited
525 Washington Blvd., 21st Floor
Jersey City, New Jersey 07310
Fax:
Attention: Emil Assentato

with a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, NY 11570
Fax: (516) 977-1209
Attention: Stephen M. Fleming, Esq.

If to Purchaser:

Nukkleus, Inc.
3324 West University Ave, Suite 120
Gainesville, FL
Fax:
Attention:

6.5           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions.

6.7           Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, constitutes the entire understanding of the parties, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

6.8           Amendment and Waiver.  The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in representations and warranties by the other party; (c) waive compliance by the other party with any of the agreements contained herein and performance of any obligations by the other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

6.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

6.10           Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

CURRENCY MOUNTAIN HOLDINGS BERMUDA, LIMITED

By: /s/ Emil Assentato
Name:           Emil Assentato
Title: Manager

NUKKLEUS INC.

By: /s/ Peter Maddocks
Name:           Peter Maddocks
Title: CEO

NUKKLEUS LIMITED

By: /s/Emil Assentato
Name:           Emil Assentato
Title: Director

MAJORITY SHAREHOLDER OF NUKKLEUS INC.

CHARMS INVESTMENTS LTD.

By: /s/Clinton Greyling
Name:
Title:

SCHEDULES

Schedule 1.1                                Acquired Assets

The following is a list of servers and respective Dell identification tag numbers as applicable including the Equinix location servicing each.

Dell Service Tag No.
3TMS7V1
GOPGVV1
4LDWPS1
2G4THS1
H55TPS1
HH0JRL1
6CTHXQ1
J5KDPL1
5BDD8P1
J2S5FP1
7XMONL1
HH0HRL1
FPT89P1
FPT99P1
J1KGML1
1Q2MRL1
DKSW9K1
5T4YKM1
FXYYKM1
4LCXPS1
CRXB8P1
4BD9LF1
4LCXPS1
DPTPNS1
DCYPLL1
MN9VV1
99BSNS1
GOCNLV1
90W3QL1
DPSPNS1
J985YQ1
J98GXQ1
7JNJRL1

i

Mark	Country of Registration	Registration Number
FOREXWARE (text only)	USA	4,418,418
FOREXWARE (text only)	Madrid Protocol Trademark	1179083 (Madrid)
FOREXWARE (text only)	Armenia	1179083 (Madrid)
FOREXWARE (text only)	Australia	1587497
FOREXWARE (text only)	Community Trademark (Europe –CTM)	1179083 (Madrid)
FOREXWARE (text only)	Croatia	1179083 (Madrid)
FOREXWARE (text only)	Iceland	1179083 (Madrid)
FOREXWARE (text only)	Japan	1179083 (Madrid)
FOREXWARE (text only)	Republic of Korea (South Korea)	1179083 (Madrid)
FOREXWARE (text only)	Kazakhstan	1179083 (Madrid)
FOREXWARE (text only)	Liechtenstein	1179083 (Madrid)
FOREXWARE (text only)	Morocco	1179083 (Madrid)
FOREXWARE (text only)	Monaco	1179083 (Madrid)
FOREXWARE (text only)	Republic of Moldova	1179083 (Madrid)
FOREXWARE (text only)	Montenegro	1179083 (Madrid)
FOREXWARE (text only)	Mexico	1179083 (Madrid)
FOREXWARE (text only)	New Zealand	1179083 (Madrid)
FOREXWARE (text only)	Philippines	1179083 (Madrid)
FOREXWARE (text only)	Russian Federation	1179083 (Madrid)
FOREXWARE (text only)	Singapore	T1317261F
FOREXWARE (text only)	Turkmenistan	1179083 (Madrid)
FOREXWARE (text only)	Turkey	1179083 (Madrid)
FOREXWARE (text only)	Ukraine	1179083 (Madrid)
FOREXWARE (text only)	Vietnam	1179083 (Madrid)
FOREXWARE (text only)	Belarus	1179083 (Madrid)
FOREXWARE (text only)	Israel	1179083 (Madrid)
FOREXWARE logo	Switzerland	Registration No. 675256
	USA	Trademark Reg. No. 4,454,070

Mark	Country of Registration	Registration Number
MTXTREME (text only)	USA	Trademark Reg. No. 4,447,944
TOTAL BROKER SOLUTION (text only)	USA	Trademark Reg. No. 4,450,750
EXTREME SPREADS (text only)	USA	Trademark Reg. No. 4,578,645
WHEN THE NEWS BREAKS, BE THERE TO TRADE IT (text only)	USA	Trademark Reg. No. 4,418,707
SWORDFISH (text only	USA	Trademark Reg. No. 4,297,984

Patent Number: 8799142

Right to apply for a US federal copyright in Swordfish Trader to Nukkleus.

Software Assets (descriptions beside each)

Introducing Broker (IB) Interface – The Introducing Broker Interface empowers our partners to view real-time account data such as payouts, customer activity and reports.

XWare Liquidity Matrix – Dealers need access to as much liquidity as possible. Forexware's liquidity aggregation technology supports APIs from most of the world's largest liquidity providers, including banks, hedge funds and electronic communication networks (ECNs). Our aggregation technology integrates seamlessly with customers’ existing infrastructure, providing the power to optimize trading processes, manage accounts and revealing the most relevant information to make effective trading decisions.

XWare Live Rate Feed – The XWare Live Rate Feed provides customers with streaming liquidity and prices in real time that integrate seamlessly with existing trading platforms. The Quote Aggregator identifies outliers and bad ticks to ensure our clients capture accurate and reliable pricing to protect you from price fluctuations and anomalies that frequently occur with Liquidity Providers.

XWare Dealer – The XWare Dealer interface provides real-time and historical trade reports based on variety of components such as customer open/closed/net positions, Introducing Broker groupings, currency pair selection, value date, counterparty, and date/time period to name a few. All data is real time providing risk managers the knowledge to make the critical decisions necessary in today’s volatile markets.

XWare Risk Monitor – The Xware Risk Manager is an essential component of the Forexware's turnkey XWare Suite offered to new brokers entering the market, or existing brokers looking to replace their existing systems.  The Risk Manager is the most vigorous and advanced risk management system available, providing customers the power to customize risk management settings at their fingertips.

XWare Liquidity Bridge – With the XWare liquidity bridge, brokers can automatically submit trade requests to the liquidity provider of choice and receive confirmation prior to sending an accept or reject message to the broker's client.  The XWare Liquidity Bridge was developed to improve liquidity processes, risk, and availability by providing a direct line of communication to vital backend processes.  Brokers can create unique price streams from aggregated liquidity with sophisticated control over liquidity sources, pricing models, execution models, and risk management.

XWare Apptracker – XWare AppTracker is a data workflow system designed to automate and manage new customer applications and account information in a centralized location.   XWare App Tracker provides customers easy-to-use tools that save time, organize and track customer application information and manage new customer contract details for fast and efficient review and approval.

XWare Trader – XWare Trader is a proprietary platform for retail and institutional traders. It offers fully customizable layouts including colors, layout manager, and undocking of windows.  Advanced charting, 1 click trading, and automated execution for Algo Traders are all embedded in a modern interface.

Reporting System – This complex and proprietary application generates customized reports, with numerous data queries pre-loaded to run in addition to those a client to choose to customize. It is designed to pull any number of named, defined data fields from both local databases and those from third party run databases, such as Oracle Financials.

MetaTrader 4 Bridge – The MT4 Bridge is a middleware product that connects the MetaTrader server with the XW Trading System. The Bridge passes both market data (i.e. quotes) and trading data (i.e. trade executions) between MT4 and the XW servers. By seamlessly integrating the two, the Bridge allows for real time trade execution, reduced slippage, and access to liquidity through the XW Liquidity Matrix.

Swordfish Trader – Swordfish Trader is a proprietary platform for retail and institutional traders. It offers fully customizable layouts including colors, layout manager, and undocking of windows. Advanced charting, 1-click trading, and automated execution for Algo Traders are all embedded in a modern interface.  Swordfish further offers risk management monitors unique from other trading platforms.

Broker Portal – Broker Portal offers institutional traders a comprehensive view of all its trades, allowing for various report generations and different configurations of data viewing.